                                                                MERRILL LYNCH
                                                                CONSULTS
                                                                INTERNATIONAL
                                                                PORTFOLIO

                               [GRAPHIC OMITTED]

                                                                STRATEGIC
                                                                Performance

                                                                Annual Report
                                                                October 31, 1998

                 MERRILL LYNCH CONSULTS INTERNATIONAL PORTFOLIO

Worldwide Investments as of October 31, 1998

Ten Largest Industries                                                Percent of
(Equity Investments)                                                  Net Assets

Banking...............................................................    8.1%
Oil & Related.........................................................    6.8
Foods.................................................................    6.7
Electronics...........................................................    5.9
Insurance.............................................................    5.4
Pharmaceuticals.......................................................    4.4
Telecommunications....................................................    4.2
Natural Gas Utilities.................................................    4.1
Beverage..............................................................    3.9
Household Appliances..................................................    3.7
Nestle S.A. (Registered)..............................................    4.4
Novartis AG (Registered)..............................................    4.4
Diageo PLC............................................................    3.9
Credit Suisse Group (Registered)......................................    3.8
Electrolux AB (Series B)..............................................    3.7
Boots Company PLC.....................................................    3.7
Telecom Italia S.p.A..................................................    3.1
Repsol, S.A...........................................................    3.1
BG PLC................................................................    3.0
CGU PLC...............................................................    2.9

Officers and Trustees

Arthur Zeikel, President and Trustee
James H. Bodurtha, Trustee
Herbert I. London, Trustee
Robert R. Martin, Trustee
Joseph L. May, Trustee
Andre F. Perold, Trustee
Terry K. Glenn, Executive Vice President
Alan J. Albert, Senior Vice President
Donald C. Burke, Vice President
Christophe Velay, Vice President
Gerald M. Richard, Treasurer
Lorraine Mandel, Secretary

Custodian

Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109

Transfer Agent

Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

       Merrill Lynch Consults International Portfolio, October 31, 1998

DEAR SHAREHOLDER

Fiscal Year in Review

Our goal of enhancing performance through tactical asset allocation proved extremely difficult to achieve during the past year. For the 12 months ended October 31, 1998, Merrill Lynch Consults International Portfolio had a total return of -2.79% compared to +9.65% for the unmanaged benchmark Morgan Stanley Capital International (MSCI) Europe, Australia and Far East (EAFE) Index. Detrimental to performance was the Fund's geographic representation. Our decisions to invest in Latin America during the year, underweighting Europe during the first two quarters of the fiscal year, and underweighting non-Japan Asia during the fourth quarter all hurt the Fund's performance. Our security selection benefited performance, and many of our top holdings were among the best-performing stocks in their respective markets.

For the first half of the fiscal year, the Portfolio had a total return of +13.43%, modestly underperforming the EAFE Index, which was up 15.44% over the same period. This period was characterized by a strong recovery from the October 1997 declines. The second fiscal quarter saw the strongest markets of the year, and was the best quarter for the Portfolio, which had a +12.59% total return to outperform the benchmark by 2.00%. Our decisions to underweight Asia and Japan in favor of Europe proved correct, while Latin America performed in line with the Portfolio's benchmark. In terms of security selection, our concentration in financial, telecommunications and pharmaceutical stocks also benefited the Portfolio since these were some of the best-performing sectors.

The fiscal quarter ended July 31, 1998 witnessed the Portfolio give back the lead it gained during the April quarter. The Portfolio lost 1.44%, trailing the Index by 272 basis points (2.72%). As in the first fiscal quarter, asset allocation was the reason. In spite of halving our positions in Japan, Asia and Latin America, our allocations in these regions negatively impacted the Portfolio's performance.

At the beginning of the critical fourth fiscal quarter, we had markedly reduced the Portfolio's allocations to Asia and Latin America. Combined, these regions accounted for 14.3% of the Portfolio's net assets as of August 1, 1998, whereas the EAFE Index had no exposure to Latin America and 25.1% in Asia, including Japan. Although our decision to underweight non-European markets proved appropriate, the Portfolio lost 13.04% of its value between July 31, 1998 and October 31, 1998 as compared to only 6.2% for the EAFE Index. The reason was the considerable and unexpected price declines in Latin America, which amounted to a negative total return of 22.43% in the MSCI Latin America Index, as compared to a 1.44% loss in the MSCI Emerging Markets Asia Index. Our underweighted position in Asia (ex-Japan) had a negative impact on performance relative to the EAFE Index, since these markets ended the quarter on a positive note.

Throughout the year, we entered into various forward agreements to hedge approximately 50% of the Portfolio's Japanese yen exposure. This served to protect Portfolio performance during the depreciation of the Japanese currency during the first three fiscal quarters, but we underestimated the yen's resiliency when the yen rapidly appreciated in September. The net effect of currency hedges during the year was not significant in relation to total return.

Investment Outlook

During the month of October, global equities recovered approximately half of the losses incurred since the summer. The rebound was induced by interest rate cuts by the US Federal Reserve Board and some European central banks, Brazil's fiscal austerity program, better-than-expected third quarter earnings releases in the United States, and the approval of funding for the International Monetary Fund. While the United States, Europe and emerging markets have seen significant gains, Japan once more was lagging as investors remained skeptical of a recovery. Japan's new banking bill does not provide any serious requirements for the banks to restructure their loan portfolios when applying for public funds. Additionally, the half-year earnings announcements turned out to be far below the reduced expectations.

In the intermediate term, we are relatively more optimistic for Western equity markets than we are in Asia. As the Japanese government struggles to break with the traditional system and implement restructuring policies, the economic situation may deteriorate further before it improves. Nevertheless, the Portfolio maintains a commitment to this major market, albeit a substantially reduced one. We will watch Japan closely since it is likely that the market will finish its bottoming process in the not too distant future, from which it may take off for a long-term bull phase. Considering the imminent risks, we are focusing our investments in Japan on companies with strong and transparent balance sheets and with the ability to compete globally. These are factors that should increase the companies' long-term viability, while reducing risks in the short term.

We do not see any fundamental improvement behind the strong rally in the Asian emerging markets. Rather, the recent rise in share prices has been driven primarily by external factors such as a temporarily stronger yen, lower interest rates, and in no small part, government intervention in the Hong Kong stock market. Therefore, we are skeptical about the longevity of the recovery in financial markets in Asia (ex-Japan), and continue to hold an underweight position there.

In Europe, we will continue to focus on companies that have visible earnings growth, whether from a sustainable increase in revenues or from the benefits of restructuring and consolidation. We continue to favor companies in the pharmaceutical, telecommunications and consumer services industries. The Portfolio has investments that are likely to benefit from the major demographic and economic trends in Europe including aging of the population, increased savings, greater focus on enhancing corporate shareholder value, cross-border industry consolidation and selective increase in consumption. With the start of European Monetary Union scheduled for January 1999, our investment strategy in Europe will increasingly be based on sector, rather than country, analysis.

The risks to the emerging markets have not disappeared. Many of the factors responsible for the market declines of August and September have not been resolved. Predominant among these is the excess global capacity, which primarily hurts the economies that rely on exports of undifferentiated, low-value-added products. This situation has been made worse by the visible reduction in investment and commercial lending to developing countries. Nevertheless, there are positives. For example, valuations are extremely attractive. Many firms with solid fundamentals have seen their prices fall drastically during the general sell-off, presenting attractive buying opportunities. Second, governments in Latin America have shown a strong commitment to adopting fiscal and monetary measures to maintain price stability and financial order. This is in sharp contrast to the Asian situation. This is a difficult stance, especially because it is painful in the short term, but we believe it will pay off. The excellent demographic and political trends in Latin America, combined with prudent governments, will help the region overcome its present difficulties. We expect to continue to invest in Latin America, focusing on companies that we believe offer good value and diversified sources of revenues.

In Conclusion

We appreciate your continued interest in Merrill Lynch Consults International Portfolio, and we look forward to reviewing our strategy with you again in our next report to shareholders.

Sincerely,

/s/ Arthur Zeikel

Arthur Zeikel
President

/s/ Christophe Velay

Christophe Velay
Vice President and Portfolio Manager

December 7, 1998

       Merrill Lynch Consults International Portfolio, October 31, 1998

IMPORTANT TAX INFORMATION (unaudited)

The following information summarizes all per share distributions paid by Merrill Lynch Consults International Portfolio during its fiscal year ended October 31, 1998.


-----------------------------------------------------------------------------------------------------------
Record    Payable   Domestic Ordinary   Foreign Source    Total Ordinary    Foreign Taxes       Long-Term
 Date       Date         Income             Income            Income       Paid or Withheld   Capital Gains
-----------------------------------------------------------------------------------------------------------
12/11/97  12/19/97      $.112497           $.240904          $.353401          $.045518         $.401125*
-----------------------------------------------------------------------------------------------------------

* Of this distribution, 45.79% is subject to the 28% tax rate and 54.21% is subject to the 20% tax rate.

The foreign taxes paid or withheld represent taxes incurred by the fund on dividends received by the fund from foreign sources. Foreign taxes paid or withheld should be included in taxable income with an offsetting deduction from gross income or as a credit for taxes paid to foreign governments. You should consult your tax adviser regarding the appropriate treatment of foreign taxes paid.

Please retain this information for your records.

PERFORMANCE DATA

None of the past results shown should be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.

Total Return Based on a $10,000 Investment

A line graph depicting the growth of an investment in the ML Consults International Portfolio compared to growth of an investment in the Morgan Stanley Capital International EAFE Index. Beginning and ending values are:

                                                      9/14/92**         10/98

ML Consults International Portfolio*+ ............... $10,000          $14,250
Morgan Stanley Capital International EAFE Index++ ... $10,000          $18,105

* Assuming transaction costs and other operating expenses, including advisory fees.
**    Commencement of Operations.
+ ML Consults International Portfolio invests in a diversified international portfolio of equity securities, other than US securities.
++ This unmanaged Index measures the total returns of developed foreign stock markets in Europe, Asia and the Far East. The starting date for the Index in the line graph is from September 30, 1992.

Average Annual Total Return

Period Covered                                                         % Return
================================================================================
Year Ended 9/30/98                                                      -18.04%
--------------------------------------------------------------------------------
Five Years Ended 9/30/98                                                + 2.91
--------------------------------------------------------------------------------
Inception (9/14/92) through 9/30/98                                     + 4.80
--------------------------------------------------------------------------------

Recent Performance Results*

                                       12 Month      3 Month     Since Inception
                                     Total Return  Total Return   Total Return
================================================================================
ML Consults International Portfolio     -2.79%       -13.04%         +42.50%
--------------------------------------------------------------------------------

* Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Fund commenced operations on 9/14/92.

       Merrill Lynch Consults International Portfolio, October 31, 1998


SCHEDULE OF INVESTMENTS                                          (in US dollars)

LATIN                                 Shares Held/                                                              Value     Percent of
AMERICA         Industries            Face Amount                  Investments                     Cost       (Note 1a)   Net Assets
====================================================================================================================================
Argentina       Banking                   38,662   Banco de Galicia y Buenos Aires S.A. (ADR)*  $   607,996  $   652,421        1.1%
                --------------------------------------------------------------------------------------------------------------------
                Oil & Related             25,000   YPF S.A. (ADR)*                                  640,679      723,438        1.2
                --------------------------------------------------------------------------------------------------------------------
                                                   Total Investments in Argentina                 1,248,675    1,375,859        2.3
====================================================================================================================================
Brazil          Mining                US$ 44,000   Companhia Vale do Rio Doce S.A., 0.00%
                                                   due 12/31/2049(a)                                      0           0         0.0
                --------------------------------------------------------------------------------------------------------------------
                Telecommunications         9,000  +Telecomunicacoes Brasileiras S.A.--
                                                   Telebras (ADR)*                                1,008,563      683,438        1.1
                --------------------------------------------------------------------------------------------------------------------
                                                   Total Investments in Brazil                    1,008,563      683,438        1.1
====================================================================================================================================
                                                   Total Investments in Latin America             2,257,238    2,059,297        3.4
====================================================================================================================================
PACIFIC
BASIN
====================================================================================================================================
Japan           Electrical Equipment     140,000   Hitachi, Ltd.                                  1,260,692      712,863        1.2
                --------------------------------------------------------------------------------------------------------------------
                Electronics              100,000   Fujitsu Limited                                1,326,973    1,064,743        1.8
                                          14,500   Sony Corporation                               1,174,991      921,346        1.5
                                                                                                -----------  -----------      ------
                                                                                                  2,501,964    1,986,089        3.3
                --------------------------------------------------------------------------------------------------------------------
                Merchandising             19,000   Ito-Yokado Co., Ltd.                           1,004,019    1,109,394        1.8
                --------------------------------------------------------------------------------------------------------------------
                Tire & Rubber             40,000   Bridgestone Corporation                          905,159      880,989        1.4
                --------------------------------------------------------------------------------------------------------------------
                                                   Total Investments in the Pacific Basin         5,671,834    4,689,335        7.7
====================================================================================================================================
WESTERN
EUROPE
====================================================================================================================================
France          Consumer--Goods            8,000   LVMH (Louis Vuitton Moet Hennessy)             1,727,390    1,483,081        2.4
                --------------------------------------------------------------------------------------------------------------------
                Foods                      5,300   Groupe Danone                                    879,482    1,401,314        2.3
                --------------------------------------------------------------------------------------------------------------------
                Health/Personal Care       8,000   Sanofi S.A.                                      690,834    1,252,700        2.1
                --------------------------------------------------------------------------------------------------------------------
                Insurance                 13,400   AXA-UAP                                          951,487    1,514,615        2.5
                --------------------------------------------------------------------------------------------------------------------
                Machinery & Equipment     60,000  +Alstom                                         2,044,888    1,494,600        2.5
                --------------------------------------------------------------------------------------------------------------------
                Oil & Related             13,000   Elf Aquitaine S.A.                               973,037    1,504,500        2.5
                --------------------------------------------------------------------------------------------------------------------
                                                   Total Investments in France                    7,267,118    8,650,810       14.3
====================================================================================================================================
Germany         Apparel                   14,000   Adidas--Salomon AG                             2,430,705    1,641,088        2.7
                --------------------------------------------------------------------------------------------------------------------
                Auto & Truck              18,000   Daimler-Chrysler AG                            1,795,336    1,397,583        2.3
                --------------------------------------------------------------------------------------------------------------------
                Banking                   22,000   Deutsche Bank AG                               1,629,930    1,369,184        2.3
                --------------------------------------------------------------------------------------------------------------------
                Chemicals                 40,000   BASF AG                                        1,132,319    1,696,677        2.8
                --------------------------------------------------------------------------------------------------------------------
                Utilities                 31,000   VEBA AG                                        2,063,699    1,732,628        2.9
                --------------------------------------------------------------------------------------------------------------------
                                                   Total Investments in Germany                   9,051,989    7,837,160       13.0
====================================================================================================================================
Italy           Banking                  100,000   Unicredito Italiano S.p.A.                       140,795      537,503        0.9
                --------------------------------------------------------------------------------------------------------------------
                Natural Gas Utilities    140,000   Italgas S.p.A.                                   476,677      641,766        1.1
                --------------------------------------------------------------------------------------------------------------------
                Telecommunications       260,000   Telecom Italia S.p.A.                          1,652,716    1,881,872        3.1
                --------------------------------------------------------------------------------------------------------------------
                Tires & Rubber           460,000   Pirelli S.p.A.                                 1,019,656    1,320,547        2.2
                --------------------------------------------------------------------------------------------------------------------
                                                   Total Investments in Italy                     3,289,844    4,381,688        7.3
====================================================================================================================================
Netherlands     Electronics               30,000   Koninklijke (Royal) Philips Electronics N.V.   1,540,158    1,596,958        2.6
                --------------------------------------------------------------------------------------------------------------------
                Publishing                30,000   VNU NV                                         1,026,754    1,037,862        1.7
                --------------------------------------------------------------------------------------------------------------------
                                                   Total Investments in the Netherlands           2,566,912    2,634,820        4.3
====================================================================================================================================
Portugal        Electric Utilities        53,120   EDP-Electricidade de Portugal, S.A.              982,087    1,337,000        2.2
                --------------------------------------------------------------------------------------------------------------------
                                                   Total Investments in Portugal                    982,087    1,337,000        2.2
====================================================================================================================================
Spain           Oil & Related             37,500   Repsol, S.A.                                   1,156,793    1,880,186        3.1
                --------------------------------------------------------------------------------------------------------------------
                                                   Total Investments in Spain                     1,156,793    1,880,186        3.1
====================================================================================================================================
Sweden          Household Appliances     150,000   Electrolux AB (Series B)                       1,365,221    2,255,105        3.7
                --------------------------------------------------------------------------------------------------------------------
                                                   Total Investments in Sweden                    1,365,221    2,255,105        3.7
====================================================================================================================================
Switzerland     Banking                   15,000   Credit Suisse Group (Registered)               1,554,232    2,311,150        3.8
                --------------------------------------------------------------------------------------------------------------------
                Foods                      1,250   Nestle S.A. (Registered)                       1,396,560    2,663,510        4.4
                --------------------------------------------------------------------------------------------------------------------
                Pharmaceuticals            1,456   Novartis AG (Registered)                         778,218    2,628,470        4.4
                --------------------------------------------------------------------------------------------------------------------
                                                   Total Investments in Switzerland               3,729,010    7,603,130       12.6
====================================================================================================================================
United Kingdom  Automobile Parts         400,000   LucasVarity PLC                                1,331,705    1,366,310        2.3
                --------------------------------------------------------------------------------------------------------------------
                Beverage                 216,000   Diageo PLC                                     2,540,684    2,332,774        3.9
                --------------------------------------------------------------------------------------------------------------------
                Entertainment            150,000   EMI Group PLC                                  1,360,813      889,734        1.5
                --------------------------------------------------------------------------------------------------------------------
                Financial Services        75,000  +Allied Zurich AG                               1,025,269      896,641        1.5
                --------------------------------------------------------------------------------------------------------------------
                Insurance                110,000   CGU PLC                                        1,374,814    1,743,302        2.9
                --------------------------------------------------------------------------------------------------------------------
                Machinery                400,000   Siebe PLC (Ordinary)                             805,619    1,640,912        2.7
                --------------------------------------------------------------------------------------------------------------------
                Natural Gas Utilities    280,058   BG PLC                                           928,384    1,835,858        3.0
                --------------------------------------------------------------------------------------------------------------------
                Retail                   150,000   Boots Company PLC                              1,317,274    2,252,905        3.7
                --------------------------------------------------------------------------------------------------------------------
                Tobacco                   75,000  +British American Tobacco PLC                     707,878      677,504        1.1
                --------------------------------------------------------------------------------------------------------------------
                                                   Total Investments in the United Kingdom       11,392,440   13,635,940       22.6
====================================================================================================================================
                                                   Total Investments in Western Europe           40,801,414   50,215,839       83.1
====================================================================================================================================
                Total Investments                                                               $48,730,486   56,964,471       94.2
                                                                                                ===========
                Unrealized Depreciation on Forward Foreign Exchange Contracts**                                 (633,216)      (1.0)

                Other Assets Less Liabilities                                                                  4,110,542        6.8
                                                                                                             -----------      ------
                Net Assets                                                                                   $60,441,797      100.0%
                                                                                                             ===========      ======
====================================================================================================================================

      +     Non-income producing security.
      (a)   Received through a bonus issue from Companhia Vale do Rio Doce S.A.
            As of October 31, 1998, the bonds have not commenced trading and the coupon rate has not been determined.
      *     American Depositary Receipts (ADR).
      **    Forward foreign exchange contracts sold as of October 31, 1998 were as follows:
            --------------------------------------------------------------------
                                                                     Unrealized
            Foreign                     Expiration                  Depreciation
            Currency Sold                  Date                       (Note 1c)
            --------------------------------------------------------------------
            (Yen)421,860,000           November 1998                 $(633,216)
            --------------------------------------------------------------------
            Total Unrealized Depreciation on Forward Foreign
            Exchange Contracts (US$ Commitment--$3,000,000)          $(633,216)
                                                                     =========
            --------------------------------------------------------------------

      See Notes to Financial Statements.

       Merrill Lynch Consults International Portfolio, October 31, 1998

STATEMENT OF ASSETS AND LIABILITIES


               As of October 31, 1998
===========================================================================================================================
Assets:        Investments, at value (identified cost--$48,730,486) (Note 1a) .................                $ 56,964,471
               Cash ...........................................................................                     147,250
               Foreign cash (Note 1b) .........................................................                         458
               Receivables:
                 Securities sold ..............................................................  $  4,058,709
                 Dividends ....................................................................       295,093
                 Beneficial interest sold .....................................................       235,340     4,589,142
                                                                                                 ------------
               Prepaid registration fees and other assets (Note 1f) ...........................                      16,026
                                                                                                               ------------
               Total assets ...................................................................                  61,717,347
                                                                                                               ------------
===========================================================================================================================
Liabilities:   Unrealized depreciation on forward foreign exchange contracts (Note 1c) ........                     633,216
               Payables:
                 Beneficial interest redeemed .................................................       362,575
                 Distributor (Note 2) .........................................................        51,027
                 Investment adviser (Note 2) ..................................................        38,271
                 Commissions ..................................................................        14,542
                 Administration fee (Note 2) ..................................................        12,757       479,172
                                                                                                 ------------
               Accrued expenses ...............................................................                     163,162
                                                                                                               ------------
               Total liabilities ..............................................................                   1,275,550
                                                                                                               ------------
===========================================================================================================================
Net Assets:    Net assets .....................................................................                $ 60,441,797
                                                                                                               ============

===========================================================================================================================
Net Assets     Common shares of beneficial interest, $.10 par value, unlimited number of
Consist of:    shares authorized ..............................................................                $    536,074
               Paid-in capital in excess of par ...............................................                  51,822,282
               Undistributed investment income--net (Note 1g) .................................                   1,557,351
               Accumulated realized capital losses on investments and foreign currency
               transactions--net ..............................................................                  (1,091,910)
               Unrealized appreciation on investments and foreign currency transactions--net ..                   7,618,000
                                                                                                               ------------
               Net assets--Equivalent to $11.27 per share based on 5,360,740 shares of
               beneficial interest outstanding ................................................                $ 60,441,797
                                                                                                               ============
===========================================================================================================================

            See Notes to Financial Statements.

STATEMENT OF OPERATIONS

                  For the Year Ended October 31, 1998
===========================================================================================================================
Investment        Dividends (net of $226,702 foreign withholding tax) .........................                $  2,692,982
Income            Interest and discount earned ................................................                     124,847
(Notes 1d & 1e):                                                                                               ------------
                  Total income ................................................................                   2,817,829
                                                                                                               ------------
===========================================================================================================================
Expenses:         Account maintenance and distribution fees (Note 2) ..........................  $    911,697
                  Investment advisory fees (Note 2) ...........................................       683,792
                  Administration fees (Note 2) ................................................       227,924
                  Stamp tax fee ...............................................................       156,078
                  Accounting services (Note 2) ................................................       150,624
                  Custodian fees ..............................................................        85,971
                  Professional fees ...........................................................        83,082
                  Printing and shareholder reports ............................................        60,708
                  Transfer agent fees (Note 2) ................................................        34,506
                  Registration fees (Note 1f) .................................................        29,106
                  Trustees' fees ..............................................................        22,761
                  Pricing fees ................................................................         6,598
                  Other .......................................................................        13,180
                                                                                                 ------------
                  Total expenses ..............................................................                   2,466,027
                                                                                                               ------------
                  Investment income--net ......................................................                     351,802
                                                                                                               ------------
===========================================================================================================================
Realized &        Realized gain (loss) from:
Unrealized Gain     Investments--net ..........................................................    (1,091,909)
(Loss) On           Foreign currency transactions--net ........................................     2,488,873     1,396,964
Investments &                                                                                    ------------
Foreign Currency  Change in unrealized appreciation/depreciation on:
Transactions--      Investments--net ..........................................................    (1,153,114)
Net (Notes 1b,      Foreign currency transactions--net ........................................    (1,448,987)   (2,602,101)
1c, 1e & 3):                                                                                     ------------  ------------
                  Net realized and unrealized loss on investments and foreign currency
                  transactions ................................................................                  (1,205,137)
                                                                                                               ------------
                  Net Decrease in Net Assets Resulting from Operations ........................                $   (853,335)
                                                                                                               ============
===========================================================================================================================

            See Notes to Financial Statements.

       Merrill Lynch Consults International Portfolio, October 31, 1998

STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                     For the Year Ended October 31,
                                                                                                     -----------------------------
                      Increase (Decrease) in Net Assets:                                                 1998             1997
==================================================================================================================================
Operations:           Investment income--net ....................................................... $    351,802     $  1,201,465
                      Realized gain on investments and foreign currency transactions--net ..........    1,396,964        4,831,529
                      Change in unrealized appreciation/depreciation on investments and foreign
                      currency transactions--net ...................................................   (2,602,101)       9,042,849
                                                                                                     ------------     ------------
                      Net increase (decrease) in net assets resulting from operations ..............     (853,335)      15,075,843
                                                                                                     ------------     ------------
==================================================================================================================================
Dividends &           Investment income--net .......................................................   (1,584,173)              --
Distributions to      In excess of investment income--net ..........................................     (931,508)      (5,862,557)
Shareholders          Realized gain on investments--net ............................................   (3,930,011)      (4,613,274)
(Note 1g):                                                                                           ------------     ------------
                      Net decrease in net assets resulting from dividends and distributions to
                      shareholders .................................................................   (6,445,692)     (10,475,831)
                                                                                                     ------------     ------------
==================================================================================================================================
Beneficial Interest   Net decrease in net assets derived from beneficial interest transactions .....  (40,209,743)     (71,570,166)
Transactions                                                                                         ------------     ------------
(Note 4):

==================================================================================================================================
Net Assets:           Total decrease in net assets .................................................  (47,508,770)     (66,970,154)
                      Beginning of year ............................................................  107,950,567      174,920,721
                                                                                                     ------------     ------------
                      End of year* ................................................................. $ 60,441,797     $107,950,567
                                                                                                     ============     ============
==================================================================================================================================
                     *Undistributed investment income--net (Note 1h) ............................... $  1,557,351     $  1,232,371
                                                                                                     ============     ============
==================================================================================================================================

            See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS

                    The following per share data and ratios have been derived
                    from information provided in the financial statements.                For the Year Ended October 31,
                                                                                --------------------------------------------------
                    Increase (Decrease) in Net Asset Value:                      1998+      1997+     1996+      1995+      1994+
==================================================================================================================================
Per Share           Net asset value, beginning of year ........................ $ 12.37   $  12.09  $  12.28   $  12.83   $  11.74
Operating                                                                       -------   --------  --------   --------   --------
Performance:          Investment income (loss)--net ...........................     .05        .10      (.05)      (.05)      (.12)
                      Realized and unrealized gain (loss) on investments and
                      foreign currency transactions--net ......................    (.40)       .97       .76       (.18)      1.26
                                                                                -------   --------  --------   --------   --------
                    Total from investment operations ..........................    (.35)      1.07       .71       (.23)      1.14
                                                                                -------   --------  --------   --------   --------
                    Less dividends and distributions:
                      Investment income--net ..................................    (.18)        --        --         --         --
                      In excess of investment income--net .....................    (.11)      (.44)     (.44)        --         --
                      Realized gain on investments--net .......................    (.46)      (.35)     (.46)      (.32)      (.05)
                                                                                -------   --------  --------   --------   --------
                    Total dividends and distributions .........................    (.75)      (.79)     (.90)      (.32)      (.05)
                                                                                -------   --------  --------   --------   --------
                    Net asset value, end of year .............................. $ 11.27   $  12.37  $  12.09   $  12.28   $  12.83
                                                                                =======   ========  ========   ========   ========
==================================================================================================================================
Total Investment    Based on net asset value per share ........................   (2.79%)     9.26%     5.93%     (1.68%)     9.74%
Return:                                                                         =======   ========  ========   ========   ========
==================================================================================================================================
Ratios to Average   Expenses ..................................................    2.70%      2.44%     2.37%      2.35%      2.27%
Net Assets:                                                                     =======   ========  ========   ========   ========
                    Investment income (loss)--net .............................     .39%       .84%     (.42%)     (.41%)     (.56%)
                                                                                =======   ========  ========   ========   ========
==================================================================================================================================
Supplemental        Net assets, end of year (in thousands) .................... $60,442   $107,951  $174,921   $197,077   $272,487
Data:                                                                           =======   ========  ========   ========   ========
                    Portfolio turnover ........................................   48.78%     28.62%    38.16%     17.31%     24.64%
                                                                                =======   ========  ========   ========   ========
==================================================================================================================================

      +     Based on average shares outstanding.

            See Notes to Financial Statements.

       Merrill Lynch Consults International Portfolio, October 31, 1998

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Merrill Lynch Consults International Portfolio (the "Fund") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Portfolio securities, including depositary receipts, which are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Trustees as the primary market. Securities which are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not available are valued at fair value as determined in good faith by or under the direction of the Fund's Board of Trustees.

(b) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Realized and unrealized gains/losses on foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(c) Derivative financial instruments--The Fund may engage in various portfolio strategies to seek to increase its return by hedging its portfolio against adverse movements in the equity, debt and currency markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

o Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Fund's records. However, the effect on operations is recorded from the date the Fund enters into such contracts. Premium or discount is amortized over the life of the contract.

o Foreign currency options and futures--The Fund may purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-US dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

o Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the

Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

o Options--The Fund is authorized to write covered call options and purchase put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

(e) Security transactions and investment income-- Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income (including amortization of discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend date. Distributions in excess of net investment income are due primarily to differing tax treatments for foreign currency transactions.

(h) Reclassification--Generally accepted accounting principles require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, current year's permanent book/tax differences of $2,488,859 have been reclassified between accumulated net realized capital losses and undistributed net investment income. These reclassifications have no effect on net assets or net asset value per share.

2. Investment Advisory Agreement and Transactions with Affiliates:

The Fund has entered into an Investment Advisory Agreement with Merrill Lynch (Suisse) Investment Management S.A. (the "Investment Adviser"). The Investment Adviser is a subsidiary of Merrill Lynch Bank (Suisse) S.A. which is, in turn, an indirect subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."). Fund Asset Management, L.P. ("FAM") and Merrill Lynch Asset Management U.K. Limited ("MLAM U.K.") have been retained as sub-advisers (the "Sub-Advisers") to the Fund. Pursuant to sub-advisory agreements, the Sub-Advisers will provide investment advisory services with respect to the management of the Fund's cash position.

As compensation for its services to the Fund, the Investment Adviser receives monthly compensation at the annual rate of 0.75% of the average daily net assets of the Fund. The Fund will not pay any incremental fee to the Sub-Advisers for their services.

The Fund has an Administrative Agreement with Princeton Administrators, L.P. (the "Administrator"), an indirect subsidiary of ML & Co. The Administrator performs or arranges for the performance of certain administrative services (i.e., services other than investment advice and related portfolio activities) necessary for the operation of the Fund, including maintaining the books and records of the Fund, preparing reports and other documents required by United States Federal, state and other applicable laws and regulations to maintain the registration of the Fund and its shares and providing the Fund with administrative office facilities. For the services rendered to the Fund and the facilities furnished, the Fund pays the Administrator a monthly fee equal to 0.25% of the Fund's average daily net assets. Also, accounting services are provided to the Fund by the Administrator, and the Fund reimburses the Administrator for its costs in connection with such services on a semi-annual basis.

       Merrill Lynch Consults International Portfolio, October 31, 1998

NOTES TO FINANCIAL STATEMENTS (concluded)

The Fund has adopted a Plan of Distribution (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1940 pursuant to which Merrill Lynch Funds Distributor, Inc. ("MLFD" or "Distributor"), a division of Princeton Funds Distributor, Inc. ("PFD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., receives ongoing distribution and account maintenance fees, which are accrued daily and paid monthly at the annual rates of 0.75% and 0.25%, respectively, of the average daily net assets of the Fund. Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Inc. ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance activities and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance activities to the Fund's shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution services and bearing distribution-related expenses of the Fund, including payments to financial consultants for selling shares of the Fund.

As authorized by the Plan, the Distributor has entered into an agreement with MLPF&S, an affiliate of the Investment Adviser, which provides for the compensation of MLPF&S for providing account maintenance and distribution-related services to the Fund. For the year ended October 31, 1998, MLFD earned $911,697 under the Plan, all of which was paid to MLPF&S pursuant to the agreement.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., acts as the Fund's transfer agent.

In addition, MLPF&S received $30,933 in commissions on the execution of portfolio security transactions for the Fund for the year ended October 31, 1998.

Certain officers and/or trustees of the Fund are officers and/or directors of FAM, the Investment Adviser (including their affiliated companies), FDS, PFD, and/or ML & Co.

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the year ended October 31, 1998 were $42,009,001 and $85,872,129, respectively.

Net realized gains (losses) for the year ended October 31, 1998 and net unrealized gains (losses) as of October 31, 1998 were as follows:

--------------------------------------------------------------------------------
                                                   Realized         Unrealized
                                                Gains (Losses)    Gains (Losses)
--------------------------------------------------------------------------------
Long-term investments ....................       $(1,092,181)      $ 8,233,985
Short-term investments ...................               272                --
Foreign currency transactions ............           (57,709)           17,231
Forward foreign exchange
contracts ................................         2,546,582          (633,216)
                                                 -----------       -----------
Total ....................................       $ 1,396,964       $ 7,618,000
                                                 ===========       ===========
--------------------------------------------------------------------------------

As of October 31, 1998, net unrealized appreciation for Federal income tax purposes aggregated $8,233,985, of which $13,058,758 related to appreciated securities and $4,824,773 related to depreciated securities. The aggregate cost of investments at October 31, 1998 for Federal income tax purposes was $48,730,486.

4. Beneficial Interest Transactions:

Transactions in shares of beneficial interest were as follows:

--------------------------------------------------------------------------------
For the Year Ended                                                     Dollar
October 31, 1998                                   Shares              Amount
--------------------------------------------------------------------------------
Shares sold ..............................          856,874        $ 10,569,673
Shares issued to shareholders
in reinvestment of dividends
and distributions ........................          537,886           6,056,591
                                                 ----------        ------------
Total issued .............................        1,394,760          16,626,264
Shares redeemed ..........................       (4,761,563)        (56,836,007)
                                                 ----------        ------------
Net decrease .............................       (3,366,803)       $(40,209,743)
                                                 ==========        ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
For  the Year Ended                                                    Dollar
October 31, 1997                                   Shares              Amount
--------------------------------------------------------------------------------
Shares sold ..............................        1,189,803        $ 15,058,939
Shares issued to shareholders in
reinvestment of dividends
and distributions ........................          829,254           9,652,518
                                                 ----------        ------------
Total issued .............................        2,019,057          24,711,457
Shares redeemed ..........................       (7,759,006)        (96,281,623)
                                                 ----------        ------------
Net decrease .............................       (5,739,949)       $(71,570,166)
                                                 ==========        ============
--------------------------------------------------------------------------------

5. Commitments:

At October 31, 1998, the Fund entered into forward exchange contracts, in addition to the contracts listed on the Schedule of Investments, under which it had agreed to sell various foreign currencies with an approximate value of $4,054,000.

6. Capital Loss Carryforward:

At October 31, 1998, the Fund had a net capital loss carry forward of approximately $1,092,000, all of which expires in 2006. This amount will be available to offset like amounts of any future taxable gains.

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Trustees,
Merrill Lynch Consults International Portfolio

We have audited the accompanying statement of assets and liabilities of Merrill Lynch Consults International Portfolio, including the schedule of investments, as of October 31, 1998, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and financial highlights for each of the years indicated therein. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Our procedures included confirmation of securities owned as of October 31, 1998, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Merrill Lynch Consults International Portfolio at October 31, 1998, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and financial highlights for each of the indicated years, in conformity with generally accepted accounting principles.

                             /s/ Ernst & Young LLP

Princeton, New Jersey
December 3, 1998

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch Consults
International Portfolio
Box 9011
Princeton, NJ
08543-9011                                                          #16566-10/98